AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

June 9, 2008

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

ImageWare Systems, Inc.

Common Stock, $0.01 Par Value

Commission File Number – 001-15757

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(ii) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years; and

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

2.

The Common Stock of ImageWare Systems, Inc (the “Company” or “ImageWare”) does not qualify for continued listing for the following reasons:

(a)  The Company has incurred losses from continuing operations and net losses as follows:

Fiscal years ended December 31,

Loss from Continuing Operations

 Net Loss

2007

$4,734,769

$4,684,769

2006

$5,518,276

$5,926,515

2005

$6,696,778

$8,355,704

2004

$8,738,414

$9,638,599

2003

$10,526,943

$10,735,793

2002

$4,129,772

$4,848,930

Three months ended

Loss from Continuing Operations

 Net Loss

March 31, 2008

$1,937,000

$1,904,000

(b)  At March 31, 2008, the Company reported stockholders’ equity of $1,436,000.

3.

In reviewing the eligibility of the Company’s Securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On May 30, 2006, the Company was notified by the Amex that following a review of its annual report on Form 10-KSB for the year ended December 31, 2005, ImageWare was not in compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iv) of the Company Guide. The Company was given the opportunity to submit a business plan detailing its plan to regain compliance with the Amex’s continued listing standards within a maximum of 18 months from receipt of the Exchange’s letter, or by November 30, 2007.

(b)

The Company submitted its plan to regain compliance on June 28, 2006 (the “Plan”).  On September 22, 2006, the Exchange notified ImageWare that it had accepted the Plan and granted the Company until November 30, 2007 to regain compliance with the continued listing standards.

(c)

On November 14, 2007 the Company filed its Form 10-Q for the period ended September 30, 2007.  At September 30, 2007, the Company reported stockholders’ equity of $3.47 million and a working capital deficit of $51,000. In addition, for the nine months ended September 30, 2007 the Company reported losses from continuing operations and net losses of approximately $3.4 million.

(d)

After reviewing the Form 10-Q for the period ended September 30, 2007, and other information including correspondence from the Company dated November 8, 2007, Staff determined that ImageWare did not regain compliance by November 30, 2007, the end of the Plan Period.

(e)

Via correspondence dated December 14, 2007, the Exchange notified ImageWare that it had determined to initiate immediate delisting proceedings against the Company based on the Staff’s determination that the Company failed to regain compliance with the Exchange’s quantitative continued listing standards by the end of the Plan Period, November 30, 2007 (the “Staff Determination”). The Company was also notified of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Determination, or by, December 21, 2007.

(f)

On December 19, 2007, the Company requested, an oral hearing to appeal the Staff Determination before a Panel. A hearing date was set for April 16, 2008.

(g)

On April 16, 2008, a hearing, at which the Company was present, was conducted before the Panel. By letter dated April 24, 2008, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its common stock on the Amex and to authorize delisting proceedings. The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen calendar days.

(h)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and had not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Wayne G. Weatherell, Chief Financial Officer of ImageWare Systems, Inc.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC